Exhibit 10.3

ROLLOVER STOCK PURCHASE AGREEMENT

THIS ROLLOVER STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August __, 2023 (the “Effective Date”), by and among WAVEDANCER, INC., a Delaware corporation (“Seller”), GRAY MATTERS DATA CORP., a Delaware corporation (the “Company”), and the purchasers listed on attached Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”). The Purchasers include STEALTHPOINT FUND I, LP ( “StealthPoint”).

RECITALS

A.         Seller owns 993,758 shares of common stock (the “Shares”) of Gray Matters Data Corp. a Delaware corporation (the “Company”), acquired by Seller pursuant to a Rollover and Contribution Agreement, dated March 17, 2023, made in connection with the Company’s acquisition of Seller’s operating unit responsible for Seller’s blockchain supply chain management business.

B.         Seller has agreed to, among other things, amend certain agreements with the Company, and to sell to the Purchasers the Shares, upon the terms and conditions of this Agreement.

C.         The Company has elected to waive its right of first refusal with respect to the Shares, provided that the Purchasers agree to the restrictions on transfer and rights of first refusal established in Section

In consideration of these premises, and of the mutual promises and conditions in this Agreement, the parties agree as follows:

1.         Purchase and Sale of the Shares. Seller agrees to sell the Shares to the Purchasers, and each Purchaser agrees to purchase certain Shares from Seller, pursuant to the terms and conditions set forth below.

2.         Purchase Price and Payment. The aggregate purchase price for the Shares will be Four Hundred Thousand Dollars (US $400,000.00). Each Purchaser will purchase the number of Shares, for the purchase price, indicated on attached Exhibit A. For convenience, the term “Purchase Price” refers to either the price payable by an individual Purchaser, or the aggregate price payable by all the Purchasers, as the context may dictate. The Purchase Price will be payable via wire transfer to an account specified by Seller.

3.         Closing Date; Delivery.

3.1         Closing. The closing under this Agreement (“Closing”) shall occur concurrently with the execution and closing of Amendment No. 1 to the Stock Purchase Agreement between Seller and the Company.

3.2    Delivery. At the Closing, each Purchaser will deliver, or cause to be delivered, to Seller such Purchaser’s Purchase Price, and Seller will deliver to StealthPoint, as the representative of the Purchasers, an assignment separate from certificate, in the form attached to this Agreement as Exhibit B, assigning the Shares to the Purchasers, as their interests appear therein. The Parties acknowledge that the original Company share certificate representing the Shares is in the Company’s possession.

3.3    Separate Agreement. The Company’s agreement hereunder with each Purchaser is a separate agreement, the sale of Shares to each Purchaser is independent of the sale of Shares to other Purchasers and the obligations of the Purchasers under this Agreement are several.

4.         Representations and Warranties of Seller. Seller hereby represents and warrants to each Purchaser as follows:

4.1         Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted.

4.2    Corporate Power. Seller has all requisite legal and corporate power to enter into, execute and deliver this Agreement, to transfer the Shares. This Agreement is valid and binding obligations of the Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, usury or other laws of general application relating to or affecting enforcement of creditors’ rights and the rules or laws governing specific performance, injunctive relief or other equitable remedies.

4.3    Authorization. All corporate and legal action on the part of the Sellers, its officers, directors and stockholders necessary for the execution and delivery of this Agreement, and the performance of the Company’s obligations hereunder have been taken.

4.4    Government Consent, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or other governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement and the Shares.

4.5    Title. Seller is the owner, beneficially and of record, of the Shares, free and clear of all liens, encumbrances, security interests, options, claims, charges and restrictions.

4.6    Compliance with Laws and Other Instruments; No Conflicts. The Company is not in, and the execution and delivery of this Agreement and the Shares by the Seller and the consummation of the transactions contemplated hereby will not result in a, violation or default of any provisions of its Certificate of Incorporation or Bylaws, as amended to date or any applicable laws, regulations, judgments, decrees or orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company’s business or properties. Seller’s sales of the Shares hereunder are transactions exempt from registration under the Act Securities Act of 1933, as amended, the “Act”).

4.7    Litigation. There is no litigation, action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company’s knowledge, threatened in writing against the Company which might result in a material adverse effect upon the transactions contemplated herein.

5.    Representations and Warranties of Purchasers. Each Purchaser hereby represents and warrants to Seller and to the Company as follows:

5.1    Authorization. Purchaser has full power and authority to enter into this Agreement, and the Agreement, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2    Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated the Act.

5.3    Residence and FOCI Compliance. If the Purchaser is an individual, then such Purchaser resides in the state, province or country identified in the address of such Purchaser set forth on Exhibit A; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its principal place of business is identified in the address or addresses of such Purchaser set forth on Exhibit A. Purchaser is a U.S. domiciled individual or entity, and is not considered to be under foreign ownership, control or influence (“FOCI”), as FOCI is determined under the National Industrial Security Program Operating Manual, DOD 5220.22-M, as amended, or other similar security requirements of other federal agencies.

5.4    Investment Intent. Purchaser is acquiring the Shares solely for his/her/its own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Act. Purchaser also represents that the entire legal and beneficial interest of the Shares is being purchased, and will be held, for Purchaser’s account only, and neither in whole or in part for any other person. Purchaser either (i) has a pre-existing business or personal relationship with the Company or any of its officers, directors or controlling persons, or (ii) by reason of Purchaser’s business or financial experience or the business or financial experience of Purchaser’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Purchaser’s own interests in connection with this transaction.

6.    Right of First Refusal and Market Stand Off. As a condition of, and inducement to, the Company’s waiver of its right of first refusal with respect to Seller’s transfer of the Shares, each Purchaser agrees, solely for the benefit of the Company (and not Seller) as follows:

6.1    Right of First Refusal. Should Purchaser wish to transfer any of the Shares, or any interest in such Shares, Purchaser shall first deliver a written notice (the "Transfer Notice") to the Company, which shall have the option to purchase such shares as provided herein (the "Right of First Refusal"). As used herein, the term "Transfer" means any sale, assignment, gift, hypothecation, alienation or other disposition (including any involuntary transfer of the Shares (or part of them) to a creditor) to any individual, entity, government, government agency, political subdivision or unincorporated association. The Transfer Notice must specify: (i) that Purchaser has a bona fide intention to sell or transfer such Shares; (ii) the name and address of the person or firm to whom the Purchaser intends to transfer the Shares, or interest therein; (iii) the number of Shares, or interest therein, Purchaser proposes to transfer; (iv) the price or amount to be paid for the proposed transfer (including the amount of any debt to be paid, cancelled or forgiven upon foreclosure of a security interest in the Shares or upon any other transfer to the Purchaser’s creditors); and (v) all other material terms and conditions of the proposed transfer.

6.2    Election to Purchase Shares. Within thirty (30) days after receipt of the Transfer Notice, the Company or its designee (as the case may be) may elect to purchase all, but not less than all, of the Shares to which the Transfer Notice refers at the per share price specified in the Transfer Notice. If no price is specified in the Transfer Notice, the purchase price shall be the fair market value of the Shares, as determined in good faith by the Board of Directors of the Company. Such Right of First Refusal shall be exercised by delivery to the Purchaser by the Company or its designee, of a written election to exercise such Right of First Refusal, specifying that Shares will be purchased by the Company or its designee (as the case may be).

6.3    Closing for Purchase of Shares. In the event the Company elects to acquire Shares of the Purchaser as specified in the Transfer Notice, the Secretary of the Company shall so notify the Purchaser and settlement thereof shall be made in cash within forty-five (45) days after the Secretary of the Company receives the Transfer Notice, provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company shall pay for said Shares on the same terms and conditions set forth in the Transfer Notice.

6.4    Transfers Free of Right of First Refusal. If the Shares referred to in the Transfer Notice are not purchased as aforesaid by the Company, or its designee(s), Purchaser, within a period of ninety (90) days from the date of delivery of the Transfer Notice to the Company, may sell any of said Shares to any person named in the Transfer Notice at the price and on the terms specified in the Transfer Notice, or at a higher price or on terms more favorable to the Purchaser, provided that such sale or transfer is consummated within ninety (90) days following the date of delivery of the Transfer Notice to the Company and, provided further, that such sale is in accordance with all the terms and conditions hereof. The transferee will hold all Shares transferred hereunder subject to the provisions of this Agreement. No transfer of the Shares shall be made after the end of such ninety (90) day period, nor shall any change in the terms of the transfer be permitted, without delivery by the Purchaser to the Company of a new Transfer Notice in compliance with the requirements of this Section 6.

6.5    Permitted Transfers. The provisions of this Section 5 shall not apply to any Transfer by Purchaser of all or any portion of his, her or its Shares to any of the following (each, a “Permitted Transferee” and, any such Transfer to a Permitted Transferee, a “Permitted Transfer”):

(a)    An Affiliate. “Affiliate” means a business entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Purchaser. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

(b) (i) The spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of Purchaser or an individual that controls Purchaser, and the spouses of each such natural persons (collectively, “Family Members”); (ii) a trust under which the distribution of Shares may be made only to Purchaser and/or any Family Member of Purchaser; (iii) a charitable remainder trust, the income from which will be paid to Purchaser during his or her life; (iv) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only Purchaser and/or Family Members of Purchaser; or (v) by will or by the laws of intestate succession, to Purchaser’s executors, administrators, testamentary trustees, legatees, distributees or beneficiaries; and

(c) Purchaser’s partners, members or other equity owners, or retired partners or members, or to the estate of any of its partners, members or other equity owners or retired partners or members, or a venture capital, private equity or similar fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Purchaser.

6.6    Assignment of Rights. The Company may assign its rights under this Section 6 to one or more persons or entities, who shall have the right to so exercise such rights in his or its own name and for his or its own account. If any such transfer of the Shares requires the consent of any agency pursuant to the securities laws of any state, the time periods specified herein shall be extended for such period as the necessary request for consent to transfer is pending before such agency. All parties agree to cooperate in making such request for transfer, and no transfer shall be executed without such consent if required by law.

6.7    Termination of Right of First Refusal. The Right of First Refusal shall terminate on (i) the effective date of a registration statement filed by the Company under the Act, with respect to an underwritten public offering of Common Stock of the Company (a "Public Offering") or (ii) the closing date of a sale of assets or merger of the Company pursuant to which shareholders of this Company receive securities of a buyer whose shares are publicly traded.

6.8    Transfers in Violation of Agreement. The Company shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

6.9    Continuation of Restrictions. Any failure by the Company to exercise any right of first refusal with respect to any Shares held by any Purchaser, shall not relieve such Shares (or any Shares held by any other Purchaser) of the restrictions and right of first refusal provisions of this Agreement and any such failure to exercise the right of first refusal upon the occurrence of one event involving a Purchaser shall not constitute waiver of such right of first refusal upon occurrence of a similar event involving any Purchaser at a later date, or any other event giving rise to the right to exercise right of first refusal.

6.10    Prior Agreement of Transferees to Hold Shares Subject to Restrictions. Notwithstanding anything in this Agreement to the contrary, no Transfer of any Shares shall be effective unless the intended transferee shall have agreed, in advance and in a writing in form and substance reasonably satisfactory to the Company, to take such Shares subject to the terms and conditions of this Agreement (or a similar agreement to be entered into by and between such transferee and the Company), including without limitation the provisions regarding the Company’s right of first refusal, in the same manner and to the same extent as would have governed such Shares if still held by Purchaser.

6.11    No Obligation to Repurchase. Under no circumstances shall the Company be obligated to repurchase any Shares acquired by Purchaser under the terms of this Agreement.

6.12    No Fractional Shares. No exercise of the right of first refusal or any other Transfer as to a fractional Share shall be permitted. Any such exercise or Transfer which but for this Section 5 would involve a fractional Share shall be adjusted upward to the next higher number of Shares not involving a fractional Share.

6.13    Market Stand-Off. Purchaser, if requested by an underwriter of Shares or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Shares held by Optionee (except Shares included in such registration) during the 180 day period following of the effective date of a registration statement of the Company filed under the Act, or such shorter period of time as the underwriter shall require. Such agreement shall be in writing in the form satisfactory to such underwriter. The Company may impose stop-transfer instructions with respect to such Stock subject to the foregoing restriction until the end of said period

6.14    Legends and Securities Law Matters.

(a)    Endorsement on Certificates. The certificates representing the Shares subject to this Agreement shall be endorsed with legends substantially in the following forms:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A ROLLOVER STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER AND HIS/HER/ITS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY DURING NORMAL BUSINESS HOURS.

and

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(b)    Securities Law Legends. Any transfer or sale of the Shares is further subject to all restrictions on transfer imposed by state or Federal securities laws. Accordingly, it is understood and agreed that the certificates representing the Shares shall bear any legends required by such state or Federal securities laws.

7.    Miscellaneous Provisions.

7.1    Governing Law. This Agreement will be governed by the laws of the State of Delaware (excluding its body of law controlling conflicts of laws).

7.2    Entire Agreement. This Agreement (including the Exhibits hereto, which are incorporated herein), reflects the entire understanding of the parties with respect to the subject matter of this agreement, and no term or condition hereof may be modified except by a subsequent writing executed by all parties.

7.3    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement should be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms unless such selective enforcement would destroy the basic intent and integrity of this Agreement.

7.4    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5    Attorneys Fees. If any action or proceeding is commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding will be entitled to recover from the other party the reasonable attorneys fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

7.6    Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller, the Company, and (i) Purchasers holding of a majority of the Shares or (ii) for an amendment, termination or waiver effected prior to the Closing, Purchasers obligated to purchase a majority of the Shares at the Initial Closing (provided such Purchasers shall have previously executed and become party to this Agreement); provided however, that Section 6 may be amended without the consent of Seller. Any amendment or waiver effected in accordance with this Subsection 7.6 shall be binding upon the Seller, the Company, the Purchasers and each transferee of the Shares.

7.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Buyers:	The addresses set forth in attached Exhibit A.
If to Company:	Gray Matters Data Corp. 900 Bestgate Road, Suite 300 Annapolis, Maryland 21401 Attn: Chief Executive Officer E-mail: jb@graymatters-inc.com
If to Seller:	WaveDancer, Inc. 12015 Lee Jackson Highway, Suite 210 Fairfax, Virginia 22033 Attn: Chief Executive Officer Email: jb@wavedancer.com

7.8    CONSENT TO ELECTRONIC NOTICE. EACH PURCHASER CONSENTS TO THE DELIVERY OF ANY STOCKHOLDER NOTICE PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”), AS AMENDED OR SUPERSEDED FROM TIME TO TIME, BY ELECTRONIC TRANSMISSION PURSUANT TO SECTION 232 OF THE DGCL (OR ANY SUCCESSOR THERETO) AT THE E-MAIL ADDRESS SET FORTH IN EXHIBIT A, AS UPDATED FROM TIME TO TIME BY NOTICE TO THE COMPANY. TO THE EXTENT THAT ANY NOTICE GIVEN BY MEANS OF ELECTRONIC TRANSMISSION IS RETURNED OR UNDELIVERABLE FOR ANY REASON, THE FOREGOING CONSENT SHALL BE DEEMED TO HAVE BEEN REVOKED UNTIL A NEW OR CORRECTED E-MAIL ADDRESS HAS BEEN PROVIDED, AND SUCH ATTEMPTED ELECTRONIC NOTICE SHALL BE INEFFECTIVE AND DEEMED TO NOT HAVE BEEN GIVEN. EACH PURCHASER AGREES TO PROMPTLY NOTIFY THE COMPANY OF ANY CHANGE IN ITS E-MAIL ADDRESS, AND THAT FAILURE TO DO SO SHALL NOT AFFECT THE FOREGOING.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and date first written above.

SELLER:

WAVEDANCER, INC.

By  /s/ G. James Benoit, Jr.

Its  Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and date first written above.

PURCHASER:

STEALTHPOINT LLC

By  /s/ Michael Shepherd

Its   President